Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 27, 2011	(302) 857-3292

Dover Motorsports, Inc. Announces

Election of Richard K. Struthers as a Director

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced today the addition of an independent director to its Board of Directors. Richard K. Struthers was elected at the Company’s annual meeting of stockholders held this morning at the Dover Downs Hotel & Casino in Dover, Delaware. Existing Board members standing for re-election were also re-elected at the meeting.

Mr. Struthers brings to the Dover Board a wealth of knowledge and experience from his tenure with Bank of America and MBNA America Bank.

Mr. Struthers is past President of Bank of America Global Card Services and was a member of the Bank’s Executive Management Team. He oversaw the world’s largest credit card portfolio with operations in the United States, Canada and Europe and also led the company’s unsecured lending and international card businesses. In total, he was responsible for more than $200 billion in managed loans. He retired in April of 2010.

Mr. Struthers joined Bank of America in January 2006 after serving as Executive Vice-Chairman of MBNA America Bank. Mr. Struthers was a founding member of the management team that established MBNA in 1982 and has more than 31 years of management experience in consumer lending.

Henry B. Tippie, Chairman of Dover, stated, “Ric is a tremendous addition to our Board. He is well known and well respected in the community, has a deep understanding of all matters financial, and will be a great resource for us both in terms of the insights he will bring to our Board and the extensive contacts that he has developed in the business community.”

Denis McGlynn, President of Dover, stated, “I have known and worked with Ric for many years and am delighted to welcome someone of his stature to our Board. I look forward to continuing our relationship and expect that Ric will make a significant contribution to our organization.”

Mr. Struthers has a Bachelor of Science degree in business administration from Penn State and is also a graduate of the Retail School of Banking at the University of Virginia.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate two motorsports tracks in two states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.